Exhibit 4.31

Executive Consulting Services Agreement

This Executive Consulting Services Agreement (this “Agreement”) is entered into as of March 4, 2024 (the “Effective Date”) by and between Brera Holdings PLC, an Irish public limited company (the “Company”), and Dicey McGraw Perrine, an individual (“Consultant”). The Company and Consultant may be referred to herein, individually, as a “Party” and, together, as the “Parties”.

1. Engagement of Services. Consultant shall perform the services described on Exhibit A attached hereto (the “Services”) for the Company to the best of Consultant’s ability. The Company selected Consultant to perform services for it based upon the Company receiving Consultant’s personal services. Consultant therefore may not subcontract or otherwise delegate its obligations under this Agreement without the Company’s prior written consent. Consultant shall provide the Services in a professional manner and in a manner reasonably satisfactory to the Company.

2. Compensation. The Company will pay Consultant compensation for all Services rendered by Consultant pursuant to this Agreement as set forth on Exhibit A. Consultant will not be reimbursed for any expenses incurred in connection with the performance of Services under this Agreement except travel related expenses approved by the Company in writing in advance of Consultant’s incurring such expenses.

3. Independent Consultant Relationship

3.1 Nature of Relationship. Consultant and the Company understand, acknowledge and agree that Consultant’s relationship with the Company will be that of an independent contractor and nothing in this Agreement is intended to or should be construed to create a partnership, joint venture or employment relationship. Since Consultant will not be an employee of the Company, Consultant will not be entitled to any of the benefits which the Company may make available to its employees, including, but not limited to, group health or life insurance, profit-sharing or retirement benefits. Consultant is not an agent of the Company as a result of or in the course of performing services pursuant to this Agreement and Consultant is not authorized to make any representation, contract or commitment on behalf of the Company unless specifically requested or authorized in writing to do so by a Company officer or the Company’s board of directors.

3.2 Consultant Responsible for Taxes and Records. Consultant will be solely responsible for and will file, on a timely basis, all tax returns and payments required to be filed with or made to any federal, state or local tax authority with respect to Consultant’s performance of services and receipt of fees under this Agreement. Consultant will be solely responsible for and must maintain adequate records of expenses incurred in the course of performing services under this Agreement. No part of Consultant’s compensation will be subject to withholding by the Company for the payment of any social security, federal, state or any other employee payroll taxes.

4. Intellectual Property Rights

4.1 Disclosure of Inventions.

(a) Consultant agrees to disclose promptly in writing to the Company, or any person designated by the Company, all inventions, including but not limited to improvements, discoveries, technical developments, original works of authorship, formulas, know-how, processes, manufacturing techniques, designs, computer programs, and databases, whether or not patentable or copyrightable or protectable as trade secrets or by trademarks, that are made or conceived or first reduced to practice, created or learned by Consultant, either alone or jointly with others, during the period of Consultant’s consultancy and which relate directly or indirectly to the Company’s business of licensing third party intellectual rights, providing on-line market places for the licensing of third party intellectual rights, or related licensing matters and extensions thereof as such business may change over time (“Inventions”). Inventions shall include all patent rights and applications therefor, copyright (including, but not limited to, rights in audiovisual works and Moral Rights), copyright registrations and applications therefor, trade secrets, know-how, trademarks, trademark registrations and applications therefor, trade names, rights in trade dress and packaging and other intellectual property rights recognized by the law of each applicable jurisdiction, embodied in the Inventions or related thereto. For purposes of this definition, “Moral Rights” means any rights of paternity or integrity, any right to claim authorship, to object to any distortion, mutilation or other modification of, or other derogatory action in relation to the subject work whether or not such would be prejudicial to the author's honor or reputation, and any similar right, existing under judicial or statutory law of any country in the world, or under any treaty, regardless whether or not such right is denominated or generally referred to as a “moral” right.

(b) Consultant represents that any works relating to the Company’s actual or anticipated business or research and development which Consultant has made, conceived or reduced to practice at the time of signing this Agreement have been disclosed in writing to the Company and are attached to this Agreement as Exhibit B.

4.2 Confidential Information.

(a) Consultant agrees during the term of this Agreement and thereafter to take all steps necessary to hold in trust and confidence the Company’s confidential information of the Company (“Confidential Information”). Confidential Information includes, but is not limited to, technical and business information relating to the Company’s inventions, products or services, research and development, production, manufacturing and engineering processes, costs, profit or margin information, employee skills and salaries, finances, customers, third party suppliers of content, marketing and production and past, current and future business plans. Consultant’s obligations with respect to the Company’s Confidential Information also extend to any third party’s proprietary or confidential information disclosed to Consultant in the course of providing services to the Company.

(b) Notwithstanding the other provisions of this Agreement, nothing received by Consultant will be considered to be Confidential Information if Consultant can demonstrate that (1) it has been published or is otherwise readily available to the public other than by a breach of this Agreement; (2) it has been rightfully received by Consultant from a third party without confidential limitations; or (3) it was known to Consultant prior to its first receipt from the Company.

4.3 No Conflict of Interest. Consultant agrees during the term of this Agreement not to accept work, enter into a contract or accept an obligation, inconsistent or incompatible with Consultant’s obligations or the scope of services rendered for the Company under this Agreement. Consultant warrants that there is no other contract or duty on Consultant’s part, including but not limited to any obligations Consultant may have pursuant to any corporate policies, university policies, government agency policies or other institutional policies or practices (the “Policies”) now in existence inconsistent with this Agreement, and Consultant shall notify the Company in writing immediately if any such duty arises after the Effective Date. In the event that the Policies are amended in any material respect that adversely effects the rights of the Company under this Agreement or the ability of the Consultant to perform his obligations under this Agreement, Consultant shall deliver to the Company a copy of such amended Policies as are then in effect as of the date such amendments take effect. Consultant further agrees not to disclose to the Company, or bring onto the Company’s premises, or induce the Company to use any confidential information that belongs to anyone other than the Company or Consultant. Consultant agrees to indemnify the Company from any and all loss or liability incurred by reason of the alleged breach by Consultant of any confidentiality or services agreement with or obligation to anyone other than the Company.

4.4 Assignment of Inventions.

(a) Inventions resulting from Consultant’s work for the Company under this Agreement are the exclusive property of the Company. Consultant hereby assigns and agrees to assign to the Company, all of Consultant’s entire worldwide right, title and interest in Inventions. Further, Consultant hereby irrevocably transfers and assigns to Company any and all Moral Rights that Consultant may have in any Inventions. If Consultant is unable to transfer any Moral Rights to the Company, Consultant also hereby forever waives and agrees never to assert against Company, its successors or licensees any and all Moral Rights Consultant may have in any Inventions, even after expiration or termination of this Agreement.

(b) Consultant agrees to assist the Company in any reasonable manner to obtain and enforce for the Company’s benefit patents, copyrights, and other property rights in any and all countries, and Consultant agrees to execute, when requested, patent, copyright or similar applications and assignments to the Company and any other lawful documents deemed necessary by the Company to carry out the purpose of this Agreement. The Parties agree that the obligations and undertakings stated in this Section 4.4(b) will continue beyond the termination of Consultant’s service to the Company. If called upon to render assistance under this Section 4.4(b), Consultant will be entitled to a fair and reasonable fee in addition to reimbursement of authorized expenses incurred at the prior written request of the Company.

(c) Consultant agrees to execute upon the Company’s request a signed transfer ownership of and assignment of all rights to Inventions to the Company for all works subject to copyright protection, including computer programs, notes, sketches, drawings and reports, that Consultant develops, solely or jointly with others, relating or useful to the Company’s business as presently conducted or as conducted at any time during Consultant’s work with the Company.

(d) In the event that the Company is unable for any reason whatsoever to secure Consultant’s signature to any lawful and necessary document required to apply for or execute any patent, copyright or other applications with respect to any Inventions (including improvements, renewals, extensions, continuations, divisions or continuations in part thereof), Consultant hereby irrevocably designates and appoints the Company and its duly authorized officers and agents as Consultant’s agents and attorneys-in-fact to act for and in Consultant’s behalf and instead of Consultant, to execute and file any such application and to all other lawfully permitted acts to further the prosecution and issuance of patents, copyrights, or other rights thereon with the same legal force and effect as if executed by Consultant.

4.5 Injunctive Relief for Breach. Consultant acknowledges and agrees that the obligations and promises of Consultant under this Agreement are of a unique, intellectual character that gives them particular value. Consultant further acknowledges and agrees that Consultant’s breach of any of the promises or agreements contained in this Agreement will result in irreparable and continuing damage to the Company for which there will be no adequate remedy at law and, in the event of such breach, the Company will be entitled to injunctive relief and/or a decree for specific performance, and such other and further relief as may be proper (including monetary damages if appropriate).

4.6 Return of the Company’s Property. Consultant acknowledges that the Company’s sole and exclusive property includes all documents, such as drawings, blueprints, manuals, letters, notes, notebooks, reports, sketches, formulae, memoranda, records, files, computer programs, machine listings, data, shareholders’ lists, employee lists, part numbers, costs, profits, market, sales customer lists, and the like in its custody or possession, whether delivered to Consultant by the Company or made by Consultant in the performance of services under this Agreement, relating to the business activities of the Company or its customers or suppliers and containing any information or data whatsoever, whether or not Confidential Information. Consultant agrees to deliver promptly all of the Company’s property and all copies of the Company’s property in Consultant’s possession to the Company at any time upon the Company’s request. Upon termination of this Agreement by either Party for any reason or in any manner, Consultant agrees to deliver to the Company no later than ten (10) days after such termination all such documents, together with any other of the Company’s property then in Consultant’s possession.

5. Term and Termination - Noninterference with Business

5.1 Term. The initial term of this Agreement shall commence as of the Effective Date and extend through three (3) years from the date hereof unless terminated earlier pursuant to the provisions below (the “Term”). The Term will automatically renew for additional one (1) year periods on each yearly anniversary of the Effective Date unless either Party provides thirty (30) calendar days’ prior written notice to the other Party of their intent not to renew.

5.2 Termination Without Cause. Either Party may terminate this Agreement, without cause, at any time upon thirty (30) calendar days’ prior written notice to the other Party.

5.3 Termination for Cause. Either Party may terminate this Agreement immediately in the event the other Party has materially breached the Agreement and failed to cure such breach within fifteen (15) days of receipt of notice by the non-breaching Party.

5.4 Survival. The obligations set forth in Articles 3, 4, 5 and 6 will survive any termination or expiration of this Agreement.

5.5 Noninterference with Business. Consultant agrees that information it has acquired as a result of the services it performed hereunder about the Company and its products and services is the confidential and proprietary information of the Company. In order to protect the value of such confidential and proprietary information of the Company, Consultant agrees that on and after the date hereof, Consultant will not disparage the Company, or any individual that is an officer, or director of the Company as of such date, or interfere with any material business relationship of the Company. Without limiting the generality of the foregoing, Consultant agrees (i) not to hire, as an employee or independent contractor, any employee or consultant of the Company or of any of its affiliates; (ii) not to solicit any employee or consultant of the Company or of any such affiliate to leave the employ of the Company or any such affiliate; and (iii) without limiting any similar obligation under applicable law, not to encourage any customer or supplier of the Company to cease its relationship with the Company, in any of the above cases directly or indirectly, at any time while the Consultant is performing services for the Company and for a period of 18 months thereafter.

6. General Provisions

6.1 Notices. All notices hereunder shall be given in writing at the address of each Party set forth on the signature page hereto, or to such other address as either Party may substitute by written notice to the other in the manner set forth in this Section 6.1. All such notices shall be in writing and shall be deemed effectively given: (a) upon personal delivery to the Party to be notified, (b) when sent by electronic mail or facsimile for which confirmed receipt was received by the sending Party if sent during normal business hours of the recipient; if not, then on the next business day, (c) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (d) one (1) day after deposit with a nationally recognized overnight courier, specifying next day delivery, with written verification of receipt.

6.2 Governing Law; Assignment. The laws of the State of New York, regardless of any choice of law principles, shall govern the validity of this Agreement, the construction of its terms and the interpretation and enforcement of the rights and duties of the Parties. Consultant may not assign this Agreement without the prior written consent of the Company, which may be withheld for any reason.

6.3 Successors and Assigns. The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective permitted successors and assigns of the Parties.

6.4 Severability. If any provision of this Agreement, or the application thereof, shall for any reason and to any extent be invalid or unenforceable, the remainder of this Agreement and application of such provision to other persons or circumstances shall be interpreted so as best to reasonably effect the intent of the Parties. The Parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision which will achieve, to the extent possible, the economic, business and other purposes of the void or unenforceable provision.

6.5 Entire Agreement. This Agreement and the exhibits hereto, constitute the entire understanding and agreement of the Parties with respect to the subject matter hereof and thereof and supersede all prior and contemporaneous agreements or understandings, express or implied, written or oral, between the Parties with respect hereto. The express terms hereof control and supersede any course of performance or usage of the trade inconsistent with any of the terms hereof. The terms of this Agreement supersede any preprinted or standard terms, including any terms on an invoice or bid. The terms of this Agreement may only be superseded in a writing signed by both Parties in accordance with Section 6.5 below.

6.6 Amendment and Waivers. Any term or provision of this Agreement may be amended, and the observance of any term of this Agreement may be waived, only by a writing signed by the Parties. The waiver by a Party of any breach hereof for default in payment of any amount due hereunder or default in the performance hereof shall not be deemed to constitute a waiver of any other default or succeeding breach or default.

6.7 Further Assurances. Each Party agrees to cooperate fully with the other Party and to execute such further instruments, documents and agreements and to give such further written assurances as may be reasonably requested by any other Party to better evidence and reflect the transactions described herein and contemplated hereby, and to carry into effect the intents and purposes of this Agreement.

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In witness whereof, the Parties have executed this Executive Consulting Services Agreement as of the date first set forth above.

COMPANY:		CONSULTANT:

Brera Holdings PLC

By:	/s/ Pierre Galoppi	By:	/s/ Dicey McGraw Perrine
Name:	Pierre Galoppi	Name:	Dicey McGraw Perrine
Title:	Chief Executive Officer

Address:	Connaught House	Address:	26571 Stetson Pl
	5th Floor		Laguna Hills, CA 92653
	One Burlington Road		USA
Dublin 4
D04 C5Y6
Ireland

E-mail:	pierre@breraholdings.com	E-mail:

EXHIBIT A

of Executive Consulting Services Agreement

Services and Compensation

Services:

Consultant will provide the following services for not less than 25 hours per week during the Term.

Consultant will serve as the Company’s [Head of US Operations]. As the [Head of US Operations], Consultant will be responsible for duties that are customary for a [head of US operations] of a company like the Company, including, but not limited to, planning and implementing the Company’s marketing strategy, directing the Company’s marketing campaigns, and overseeing branding strategies. Consultant will report to the Chief Executive Officer of the Company. Consultant’s work will be performed remotely with occasional in-person meetings as the Company may from time-to-time request.

Payment of Compensation:

In exchange for the Services to be performed the Company will pay Consultant $126,000 per year for the first year of the Term, $148,000 per year for the second year of the Term, and $170,000 for the third year of the Term, payable by bank wire transfer ratably on the last day of each month following the Effective Date. Additionally, during the first Term of the Agreement, the Company will grant Consultant 300,000 Class B Ordinary Shares (the “Restricted Shares”), subject to the terms and conditions applicable to restricted shares granted under the Company’s 2022 Equity Incentive Plan (the “Plan”), as described in the Plan and the applicable restricted shares award agreement (the “RSA Agreement”). The Restricted Shares will vest equally over three (3) years on each anniversary of the RSA Agreement provided Consultant remains in continuous service with the Company, as described in the applicable RSA Agreement. Consultant will also be eligible for a performance bonus at the discretion of the Compensation Committee of the Board of Directors.

Brera Holdings PLC

By:	/s/ Pierre Galoppi	By:	/s/ Dicey McGraw Perrine
Name:	Pierre Galoppi		(signature)
Title:	Chief Executive Officer
Dicey McGraw Perrine

EXHIBIT B

of Executive Consulting Services Agreement

Invention Disclosure

Check appropriate box:

☒ None

☐ As described below: